Exhibit 99.1

Wynn Resorts, Limited Reports First Quarter Results

LAS VEGAS, May 1, 2008 (BUSINESS WIRE) -- Wynn Resorts, Limited (Nasdaq: WYNN) today reported financial results for the first quarter ended March 31, 2008.
Net revenues for the first quarter of 2008 were $778.7 million, compared to $635.3 million in the first quarter of 2007. The revenue increase was driven primarily by a 61.4% increase in revenues at Wynn Macau.

Consolidated adjusted property EBITDA (1) increased 4.0% to $197.8 million for the first quarter of 2008, compared to $190.2 million in the first quarter of 2007.

On a US GAAP (Generally Accepted Accounting Principles) basis, net income for the quarter was $46.7 million, or $0.41 per diluted share, compared to net income of $58.4 million, or $0.54 per diluted share in 2007.  Adjusted net income in the first quarter of 2008 was $78.2 million, or $0.69 per diluted share (adjusted EPS)(2) compared to an adjusted net income of $72.6 million, or $0.67 per diluted share in the first quarter of 2007.

Wynn Las Vegas First Quarter Results

For the quarter ended March 31, 2008, Wynn Las Vegas generated adjusted property EBITDA of $68.4 million, compared to $111.2 million in the first quarter of 2007, with a 23.8% EBITDA margin on net revenue. The EBITDA decline was primarily driven by lower table hold percentage of 19.9% in the first quarter of 2008 compared to 27.6% in the comparable period in 2007.

Net casino revenues in the first quarter of 2008 were $125.1 million, compared to $173.1 million for the first quarter of 2007. Table games drop decreased 3.1% from the comparable period in 2007 to $533.3 million. Slot machine handle of $897 million was 2.8% below the comparable period of 2007 and win per unit per day was $227, compared to a win per unit per day of $256 in the first quarter of 2007.

Gross non-casino revenues for the quarter were $201.6 million, a 3.3% increase from the first quarter of 2007, driven primarily by higher entertainment revenues. Hotel revenues were down 3.3% to $70.6 million during the quarter, versus $72.9 million in the first quarter of 2007. Wynn Las Vegas achieved an Average Daily Rate (ADR) of $298 for the quarter, compared to $310 in the first quarter of 2007. The property’s occupancy was 95.8%, compared to 96.2% during the prior year period, generating revenue per available room (REVPAR) of $285 in the 2008 period (4.3% below the first quarter of 2007).

Food and beverage revenues decreased 0.2% to $77.2 million in the quarter, and retail revenues were $22.6 million in the quarter, compared to $21.4 million in the first quarter of 2007, an increase of 5.8%. Entertainment revenues were approximately $19.2 million compared to $10.9 million in the first quarter of 2007 as Monty Phyton’s Spamalot opened in March 2007 and Le Rêve was open for only two months in the first quarter of 2007 (remodeling of the theater). Spamalot will be closing in July 2008 and we will start the renovation of that theater into the Encore theater which will feature Danny Gans starting in February 2009.

Encore at Wynn Las Vegas

We are constructing Encore on approximately 20 acres on the Las Vegas Strip, immediately adjacent to Wynn Las Vegas.  Encore includes a 2,034 all-suite hotel tower, an approximately 72,000 square foot casino, additional convention and meeting space, as well as restaurants, a nightclub, swimming pools, a spa and salon and retail outlets.  Encore is expected to open in December 2008. Our project budget is approximately $2.2 billion for Encore and related capital improvements.

As of March 31, 2008, we had incurred approximately $1.2 billion of project costs related to the development and construction of Encore and related capital improvements.

Wynn Macau First Quarter Results

In the first quarter of 2008, Wynn Macau generated Net Revenues of $491.5 million compared to $304.6 million for the first quarter of 2007. Adjusted property EBITDA increased 63.8% to $129.4 million (with a 26.3% EBITDA margin on net revenue) compared to $79.0 million in the first quarter of 2007. In December 2007, we completed the Wynn Macau expansion, adding approximately 75,000 square feet of gaming space and 20,000 square feet of retail space including 11 new boutiques.

The following table games results are segregated into two distinct reporting categories, the VIP segment and the mass market segment.

Table games turnover in the VIP segment increased 104.7% to $14.8 billion for the period, compared to $7.2 billion for the first quarter of 2007. VIP table games win as a percentage of turnover (calculated before discounts and commissions) was 3.0%, at the top end of the expected range of 2.7% to 3.0% and lower than the 3.3% in the comparable period of 2007.

Table games drop in the mass market category was approximately $592.7 million during the period, a 16.9% increase from $506.9 million in the first quarter of 2007. Mass market table games win percentage (calculated before discounts) of 19.7% was within the property’s range of 18% to 20% and was higher than the 18.2% in the first quarter of 2007.

Slot machine win increased 98.4% compared to the first quarter of 2007. Win per unit per day was $310, a 31.6% decline from the first quarter of 2007 due to the increase in the number of slot machines from 433 to 1,243 slots.

Wynn Macau achieved an Average Daily Rate (ADR) of $276 for the quarter, compared to $245 in the first quarter of 2007. The property’s occupancy was 88.5%, compared to 84.8% during the prior year period, generating revenue per available room (REVPAR) of $244 in the 2008 period (17.3% higher than in 2007).

Encore at Wynn Macau

Wynn Macau currently features approximately 600 hotel rooms and suites, 380 table games and 1,240 slot machines in 205,000 square feet of casino gaming space, five restaurants, a spa and salon, lounges, meeting facilities and 46,000 square feet of retail space. Encore at Wynn Macau (previously known as Wynn Diamond) will add approximately 400 luxury suites and four villas along with restaurants, additional retail and gaming space. We commenced construction of Encore at Wynn Macau in 2007, and expect the property to open in the first half of 2010. As of March 31, 2008, we have incurred $75.8 million of an expected $600 million budget associated with the construction of Encore at Wynn Macau.

Other Factors Affecting Earnings

Interest expense, net of $16.9 million in capitalized interest, was $45.3 million for the first quarter of 2008. Depreciation and amortization expenses were $62.7 million and Encore at Wynn Las Vegas pre-opening expenses were $5.3 million during the quarter. Corporate expense and other was $14.1 million in the first quarter, including $3.4 million in stock based compensation. Property charges of $24.3 million are primarily related to write-offs associated with Spamalot at Wynn Las Vegas, which will close in July 2008.

During the quarter, we recorded a $4.7 million tax benefit primarily resulting from pre-opening expenses associated with the development of Encore at Wynn Las Vegas and the higher earnings contribution of Wynn Macau, the earnings of which are neither taxable in the U.S. nor Macau.

Balance Sheet and Capital Expenditures

Our total cash balances at the end of the quarter were $1.5 billion, including unrestricted cash balances of $1.2 billion and cash balances restricted for construction and development and stock repurchases of $290.5 million. Total debt outstanding at the end of the quarter was $3.7 billion, including approximately $2.1 billion of Wynn Las Vegas debt, $551 million of Wynn Macau related debt and $1.0 billion at Wynn Resorts, Limited. Capital expenditures during the first quarter of 2008, net of changes in construction payables and retention, totaled approximately $280 million, primarily attributable to Encore at Wynn Las Vegas.

Conference Call Information

The Company will hold a conference call to discuss its results on Thursday, May 1st, 2008 at 1:30 p.m. PT (4:30 p.m. ET). Interested parties are invited to join the call by accessing a live audio webcast at http://www.wynnresorts.com (Investor Relations).

Forward-looking Statements

This release contains forward-looking statements regarding operating trends and future results of operations.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by us. The risks and uncertainties include, but are not limited to, competition in the casino/hotel and resorts industries, the Company’s brief operating history, the Company’s dependence on existing management, levels of travel, leisure and casino spending, general domestic or international economic conditions, and changes in gaming laws or regulations. Additional information concerning potential factors that could affect the Company's financial results is included in the Company's Annual Report on Form 10-K for the year ended December 31, 2007 and the Company's other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update its forward-looking statements as a result of new information, future events or otherwise.

Non-GAAP financial measures

(1) “Adjusted property EBITDA” is earnings before interest, taxes, depreciation, amortization, pre-opening costs, property charges and other, corporate expenses, stock-based compensation, and other non-operating income and expenses.  Adjusted property EBITDA is presented exclusively as a supplemental disclosure because management believes that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Management uses adjusted property EBITDA as a measure of the operating performance of its segments and to compare the operating performance of its properties with those of its competitors.  The Company also presents adjusted property EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements.  Gaming companies have historically reported EBITDA as a supplement to financial measures in accordance with U.S. generally accepted accounting principles (“GAAP”).  In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including Wynn Resorts, Limited, have historically excluded from their EBITDA calculations pre-opening expenses, property charges and corporate expenses, that do not relate to the management of specific casino properties.  However, adjusted property EBITDA should not be considered as an alternative to operating income as an indicator of the Company’s performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP.  Unlike net income, adjusted property EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital.  The Company compensates for these limitations by using adjusted property EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance.  Such GAAP measurements include operating income (loss), net income, cash flows from operations and cash flow data. The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in adjusted property EBITDA.  Also, Wynn Resorts’ calculation of adjusted property EBITDA may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

The Company has included schedules in the tables that accompany this release that reconcile (i) net income to adjusted net income, and (ii) operating income (loss) to adjusted property EBITDA and adjusted property EBITDA to net income.

(2) Adjusted net income is net income before pre-opening costs, property charges and other, and other non-cash non-operating income and expenses.  Adjusted net income and adjusted net income per share (“EPS”) are presented as supplemental disclosures because management believes that these financial measures are widely used to measure the performance, and as a principal basis for valuation, of gaming companies. These measures are used by management and/or evaluated by some investors, in addition to income and EPS computed in accordance with GAAP, as an additional basis for assessing period-to-period results of our business. Adjusted net income and adjusted net income per share may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

WYNN RESORTS, LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,
	2008	2007

Operating revenues:
Casino	$591,771	$457,192
Rooms	85,262	85,291
Food and beverage	91,065	87,883
Entertainment, retail and other	68,154	52,205
Gross revenues	836,252	682,571
Less: promotional allowances	(57,546)	(47,254)
Net revenues	778,706	635,317

Operating costs and expenses:
Casino	388,378	264,725
Rooms	20,331	20,976
Food and beverage	51,671	54,255
Entertainment, retail and other	44,617	35,101
General and administrative	79,262	78,166
Provision for doubtful accounts	11,522	7,741
Pre-opening costs	5,323	1,836
Depreciation and amortization	62,732	51,524
Property charges and other	24,267	13,269
Total operating costs and expenses	688,103	527,593

Equity in income from unconsolidated affiliates	808	455

Operating income	91,411	108,179

Other income (expense):
Interest income and other	11,074	12,100
Interest expense	(45,268)	(37,673)
Decrease in swap fair value	(15,212)	(475)
Loss from extinguishment of debt	-	(157)
Other income (expense), net	(49,406)	(26,205)

Income before income taxes	42,005	81,974

Benefit (provision) for income taxes	4,712	(23,569)

Net income	$46,717	$58,405

Basic and diluted income per common share:
Net income:
Basic	$0.42	$0.58
Diluted*	$0.41	$0.54
Weighted average common shares outstanding:
Basic	112,413	101,402
Diluted	113,648	112,348

* Diluted earnings per share for the three months ended March 31, 2007 includes the assumption that the convertible subordinated debentures were converted into shares of common stock.  Accordingly, net income used in the computation of diluted earnings per share is increased by approximately $2.3 million of net interest attributable to these debentures for the three months ended March 31, 2007.

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF NET INCOME
TO ADJUSTED NET INCOME
(amounts in thousands)
(unaudited)

	Three Months Ended
	March 31,
	2008	2007

Net Income	$46,717	$58,405
Pre-opening costs	5,323	1,836
Loss from extinguishment of debt	-	157
Decrease in swap fair value	15,212	475
Property charges and other	24,267	13,269
Adjustment for income taxes	(13,325)	(1,503)
	$78,194	$72,639

Adjusted net income per diluted share*	$0.69	$0.67

* Diluted adjusted net income per share for the three months ended March 31, 2007 includes the assumption that the convertible subordinated debentures were converted into shares of common stock.  Accordingly, adjusted net income used in the computation of diluted adjusted net income per share is increased by approximately $2.3 million, of net interest attributable to these debentures.

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED PROPERTY EBITDA
AND ADJUSTED PROPERTY EBITDA TO NET INCOME
(amounts in thousands)
(unaudited)

	Three Months Ended March 31, 2008
	Wynn Las Vegas	Wynn Macau	Corporate and Other	Total

Operating income (loss)	$(8,592)	$80,328	$19,675	$91,411

Pre-opening costs	5,311	1	11	5,323
Depreciation and amortization	39,480	22,613	639	62,732
Property charges and other	20,513	3,648	106	24,267
Corporate expense, management
fees, royalties and other	9,760	22,255	(21,333)	10,682
Stock-based compensation	1,966	550	902	3,418

Adjusted Property EBITDA (1)	$68,438	$129,395	$-	$197,833

	Three Months Ended March 31, 2007
	Wynn Las Vegas	Wynn Macau	Corporate and Other	Total

Operating income	$59,014	$41,060	$8,105	$108,179

Pre-opening costs	1,533	283	20	1,836
Depreciation and amortization	36,070	14,633	821	51,524
Property charges and other	1,104	11,665	500	13,269
Corporate expense, management
fees, royalties and other	11,297	10,840	(11,168)	10,969
Stock-based compensation	2,209	529	1,722	4,460

Adjusted Property EBITDA (1)	$111,227	$79,010	$-	$190,237

			Three Months Ended
			March 31,
			2008	2007
Adjusted Property EBITDA (1)			$197,833	$190,237

Pre-opening costs			(5,323)	(1,836)
Depreciation and amortization			(62,732)	(51,524)
Property charges and other			(24,267)	(13,269)
Corporate expenses and other			(10,682)	(10,969)
Stock-based compensation			(3,418)	(4,460)
Interest income and other			11,074	12,100
Interest expense			(45,268)	(37,673)
Decrease in swap fair value			(15,212)	(475)
Loss from extinguishment of debt			-	(157)
Benefit (provision) for income taxes			4,712	(23,569)

Net income			$46,717	$58,405

WYNN RESORTS, LIMITED AND SUBSIDIARIES
SUPPLEMENTAL DATA SCHEDULE

	Three Months Ended
	March 31, 2008	March 31, 2007
Room Statistics for Wynn Las Vegas:
Occupancy %	95.8%	96.2%
Average Daily Rate (ADR)[1]	$298	$310
Revenue per available room (REVPAR)[2]	$285	$298

Other information for Wynn Las Vegas:
Table games win per unit per day[3]	$8,632	$12,762
Table Win %	19.9%	27.6%
Slot machine win per unit per day[4]	$227	$256
Average number of table games	135	132
Average number of slot machines	1,925	1,936

Room Statistics for Wynn Macau:
Occupancy %	88.5%	84.8%
Average Daily Rate (ADR)[1]	$276	$245
Revenue per available room (REVPAR)[2]	$244	$208

Other information for Wynn Macau:
Table games win per unit per day[3]	$16,194	$15,369
Slot machine win per unit per day[4]	$310	$453
Average number of table games	382	241
Average number of slot machines	1,243	433

(1) ADR is Average Daily Rate and is calculated by dividing total room revenue (less service charges, if any) by total rooms occupied.
(2) REVPAR is Revenue per Available Room and is calculated by dividing total room revenue by total rooms available.
(3) Table games win per unit per day is shown before discounts and commissions.
(4) Slot machine win per unit per day is net of participation fees and progressive accruals.

SOURCE:
Wynn Resorts, Limited
CONTACT:
Samanta Stewart, 702-770-7555
investorrelations@wynnresorts.com